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                                                                 Exhibit (a)(12)

               AIR PRODUCTS AND CHEMICALS, INC., AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                  (Unaudited)

                                                                                                              Nine Months Ended
                                                                 Year Ended 30 September                            30 June
                                                 -------------------------------------------------------      -----------------
                                                 1989         1990        1991         1992         1993             1994
                                                 ----         ----        ----         ----         ----             ----
EARNINGS:                                                     (Dollar amounts in millions)
Income before extraordinary item and the
  cumulative effect of accounting changes:       $222.1       $229.9       $248.9       $277.0       $200.9          $154.5

Add (deduct):
  Provision for income taxes                       99.7        107.7        113.9        130.8        103.0            58.7

  Fixed charges, excluding capitalized
    interest                                       87.3        112.2        121.8        133.4        127.3            94.2

  Capitalized interest amortized during
    the period                                      5.9          6.6          6.7          7.5          7.7             5.6

  Undistributed earnings of less-than-
    fifty-percent-owned affiliates                (10.7)       (12.0)        (8.6)       (12.5)        (8.1)           (4.3)
                                                -------     --------      -------      -------     --------        --------
    Earnings, as adjusted                        $404.3       $444.4       $482.7       $536.2       $430.8          $308.7
                                                =======     ========      =======      =======     ========        ========
FIXED CHARGES:

Interest on indebtedness, including capital
  lease obligations                              $ 80.2       $104.5       $112.8       $125.1       $118.6           $87.9

Capitalized interest                               25.9         26.6         28.7          4.1          6.3             7.3

Amortization of debt discount premium and
  expense                                            .8          1.3          2.1           .8           .7              .6

Portion of rents under operating leases
  representative of the interest factor             6.3          6.4          6.9          7.5          8.0             5.7
                                                -------     --------      -------      -------     --------        --------
    Fixed charges                                $113.2       $138.8       $150.5       $137.5       $133.6          $101.5
                                                =======     ========      =======      =======     ========        ========

RATIO OF EARNINGS TO FIXED CHARGES:                 3.6          3.2          3.2          3.9          3.2             3.0
                                                =======     ========      =======      =======     ========        ========